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                                   EXHIBIT 1
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                                                                         Annex A

                          AGREEMENT AND PLAN OF MERGER



     AGREEMENT AND PLAN OF MERGER ("Plan of Merger") dated as of July 26, 1996, by and between LANDMARK BANK ("Landmark"), a New Hampshire state chartered bank, and LAKE SUNAPEE BANK, fsb ("Bank"), a federally chartered savings bank, and joined in by New Hampshire Thrift Bancshares, Inc. ("NHTB"), a Delaware corporation.

                                   WITNESSETH

     WHEREAS, the respective Boards of Directors of Landmark, NHTB and Bank deem the merger of Landmark with and into Bank, under and pursuant to the terms and conditions herein set forth or referred to, desirable and in the best interests of the respective corporations and their respective shareholders, and the respective Boards of Directors of Landmark, NHTB and Bank have adopted resolutions approving this Plan of Merger and an Agreement and Plan of Reorganization dated of even date herewith ("Reorganization Agreement").

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

                                   ARTICLE 1.
                                     MERGER

     Subject to the terms and conditions of this Plan of Merger, on the Effective Date (as defined in Article 1. of the Reorganization Agreement), Landmark shall be merged with and into Bank, pursuant to the provisions of, and with the effect provided in, Title 35 of the New Hampshire Revised Statutes Annotated (the "Merger") and the regulations of the Office of Thrift Supervision. On the Effective Date, the separate existence of Landmark shall cease and Bank, as the surviving entity, shall continue unaffected and unimpaired by the Merger. (Bank, as existing on and after the Effective Date, being hereinafter sometimes referred to as the "Surviving Bank.") The home and other offices of the Surviving Bank shall be as listed in Exhibit A to this Plan of Merger.

                                   ARTICLE 2.
                              CHARTER AND BY-LAWS

     The Amended Charter and the By-Laws of Bank in effect immediately prior to the Effective Date shall be the Charter and the By-Laws of the Surviving Bank, in each case until amended in accordance with applicable law.

                                   ARTICLE 3.
                               BOARD OF DIRECTORS

     On the Effective Date, the Board of Directors of the Surviving Bank shall consist of those persons serving as directors of Bank immediately prior to the Effective Date together with three directors to be designated by Landmark subject to the Bank's approval. The Directors of the Surviving Bank shall be those
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persons listed in Exhibit B to this Plan of Merger.  On the Effective Date, the
Board of Directors of NHTB shall consist of those persons serving as directors of NHTB immediately prior to the Effective Date together with two directors to be designated by Landmark subject to NHTB's approval and who are listed in Exhibit C to this Plan of Merger.

                                   ARTICLE 4.
                                    CAPITAL

     The shares of capital stock of the Surviving Bank issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, continue to be issued and outstanding.

                                   ARTICLE 5.

                  CONVERSION AND EXCHANGE OF LANDMARK SHARES;
                           FRACTIONAL SHARE INTERESTS


     5.1. (a) On the Effective Date, each share of the common stock of Landmark, par value $1.00 per share ("Landmark Common Stock"), outstanding immediately prior to the Effective Date (except as provided in Paragraph 5.1(d) of this Article) shall, by virtue of the Merger, be converted into an amount of common stock, par value $0.01 per share, of NHTB ("NHTB Common Stock") or cash, as set forth below.

          (b) Subject to Section 5.1(f) hereof, each outstanding share of Landmark Common Stock which under the terms of Article 5.2 is to be converted into the right to receive NHTB Common Stock shall be converted into an amount of NHTB Common Stock equal to one share multiplied by the Exchange Ratio.

     For purposes of this Plan of Merger, the Exchange Ratio shall be:

     (1) 1.221, if the NHTB Price is equal to or greater than $8.25 and is no greater than $11.75;

     (2) 14.00 / NHTB Price, if the NHTB Price is greater than $11.75; or

     (3) 10.00 / NHTB Price, if the NHTB Price is less than $8.25.

     As used herein, the term "NHTB Price" means the average bid price of NHTB Common Stock on the NASDAQ (as reported by the National Association of Securities Dealers Automatic Quotation System) for the thirty consecutive trading days ending on the business day before the date on which the last regulatory approval required to consummate the transactions contemplated by this Plan of Merger and the Reorganization Agreement is obtained.

          (c) Subject to Section 5.1(f) hereof, each outstanding share of Landmark Common Stock which under the terms of Article 5.2 is to be converted into the right to receive cash shall be converted into the right to receive $12.00 in cash (the "Cash Election Price").
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          (d) On the Effective Date, all shares of Landmark Common Stock held in the treasury of Landmark or owned beneficially by any subsidiary of Landmark other than in a fiduciary capacity or in connection with a debt previously contracted shall be canceled and no cash, stock or other property shall be


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delivered in exchange therefor.

          (e) Each outstanding share of Landmark Common Stock the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Date (the "Dissenting Shares") shall not be converted into or represent a right to receive shares of NHTB Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. Landmark shall give NHTB prompt notice upon receipt by Landmark of any such written demands for payment of the fair value of such shares of Landmark Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"). Any payments made in respect of Dissenting Shares shall be made by NHTB.

          (f) As referenced in Section 5.3(f) of the Reorganization Agreement, in the event that Landmark's Tier 1 capital ratio (determined in accordance with Generally Accepted Accounting Principles, including any adjustments required under Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities") for the month immediately prior to the Closing Date is (1) between 6.00% and 5.90%, the Exchange Ratio provided in Section 5.1(b)(1) shall be adjusted to 1.208, the Exchange Ratio provided in Section 5.1(b)(2) shall be determined by the quotient of 13.875 divided by NHTB Price and the Exchange Ratio provided in Section 5.1(b)(3) shall be determined by the quotient of 9.875 divided by NHTB Price, and the Cash Election Price provided in Section 5.1(c) shall be adjusted to $11.875 or (2) between 5.89% and 5.80%, the Exchange Ratio provided in Section 5.1(b)(1) shall be adjusted to 1.195, the Exchange Ratio provided in Section 5.1(b)(2) shall be determined by the quotient of 13.75 divided by NHTB Price and the Exchange Ratio provided in Section 5.1(b)(3) shall be determined by the quotient of 9.75 divided by NHTB Price, and the Cash Election Price provided in Section 5.1(c) shall be adjusted to $11.75.

     5.2(a). An election form and other appropriate transmittal materials ("Election Form") will be sent within 3 business days after the Effective Date to each holder of record of Landmark Common Stock as of the Effective Date permitting such holder (or in the case of nominee record holders, the beneficial owner through proper instructions and documentation) (i) to elect to receive NHTB Common Stock with respect to such holder's Landmark Common Stock as hereinabove provided (the "Landmark Stock Election Shares"), (ii) to elect to receive cash with respect to such holder's Landmark Common Stock as hereinabove provided (the "Landmark Cash Election Shares"), or (iii) to indicate that such holder makes no such election (the "Landmark No-Election Shares"). Notwithstanding the foregoing, in order to elect to receive NHTB Common Stock, the number of shares of Landmark Common Stock a Landmark stockholder elects to convert must equal or exceed 100 shares. Any shares of Landmark Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made such an election by submission to an exchange agent appointed by NHTB (the "Exchange Agent"), of an effective, properly completed Election Form shall be deemed to be Landmark No-Election Shares. Any Dissenting Shares shall be deemed to be Landmark Cash Election Shares, and with respect to such shares the holders thereof shall in no event be classified as Stock Designees (as hereinafter defined).

     The term "Election Deadline," as used herein, shall mean 5:00 p.m., Eastern Standard Time, on the 20th business day following but not including the date of mailing of the Election Form or such other date as Landmark and NHTB shall mutually agree upon.



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     Any election to receive NHTB Common Stock or cash shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form will be properly completed only if accompanied by certificates representing all shares of Landmark Common Stock converted thereby. The Exchange Agent shall have reasonable discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

     Within three business days after the Election Deadline, the Exchange Agent shall effectuate the allocation among holders of Landmark Common Stock of rights to receive NHTB Common Stock or cash in the Merger in accordance with the Election Forms as follows:

             (i) If the number of Landmark Stock Election Shares is less than a number (the "Stock Conversion Number") equal to 60% of the number of shares of Landmark Common Stock outstanding on the Effective Date of the Merger (excluding such shares which are to be cancelled and retired in accordance with Section 5.1(d)), then:

                   (1) all Landmark stock Election Shares will be converted into the right to receive NHTB Common Stock,

                   (2) the Exchange Agent will select first from among the holders of Landmark No-Election Shares and then (if necessary) from among the holders of Landmark Cash Election Shares, by random selection (as described below), a sufficient number of such holders ("Stock Designees") such that the number of shares of Landmark Common Stock held by the Stock Designees will, when added to the number of Landmark Stock Election Shares, equal as closely as practicable the Stock Conversion Number, and all shares held by the Stock Designees will be converted into the right to receive NHTB Common Stock, and

                   (3) the Landmark Cash Election Shares (subject to the provisions of Section 5.1(e) with respect to any Dissenting Shares) and the Landmark No-Election Shares not held by Stock Designees will be converted into the right to receive cash; or

             (ii) If the number of Landmark Stock Election Shares is greater than the Stock Conversion Number, then:

                   (1) all Landmark Cash Election Shares (subject to the provisions of Section 5.1(e) with respect to any Dissenting Shares) will be converted into the right to receive cash,

                   (2) the Exchange Agent will select first from among the holders of Landmark No-Election Shares and then (if necessary) from among the holders of Landmark Stock Election Shares, by random selection (as described below), a sufficient number of such holders ("Cash Designees") such that the number of shares of Landmark Common Stock held by the Cash Designees will, when added to the number of Landmark Cash Election Shares (including any Dissenting Shares), equal as closely as practicable a number (the "Cash Conversion Number")

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             equal to 40.0% of the shares of Landmark Common Stock outstanding on the Effective Date of the Merger (excluding such shares which are to be cancelled and retired in accordance with Section 5.1(d)) and all shares held by the Cash Designees will be converted into the right to receive cash, and

                   (3) the Landmark Stock Election Shares and Landmark No-Election Shares not held by Cash Designees will be converted into the right to receive NHTB Common Stock; or

             (iii) If the number of Landmark Stock Election Shares is equal or nearly equal (as determined by the Exchange Agent) to the Stock Conversion Number, then subparagraphs (i) and (ii) above and subparagraph
       (iv) below shall not apply and all Landmark Stock Election Shares will be converted into the right to receive NHTB Common Stock and all Landmark Cash Election Shares (subject to the provisions of Section 5.1(e)) and Landmark No-Election Shares will be converted into the right to receive cash; or

             (iv) If the number of Landmark Cash Election Shares is equal or nearly equal (as determined by the Exchange Agent) to the Cash Conversion Number, then subparagraphs (i), (ii) and (iii) above shall not apply and all Landmark Cash Election Shares (subject to the provisions of Section 5.1(e)) will be converted into the right to receive cash and all Landmark Stock Election Shares and Landmark No-Election Shares will be converted into the right to receive NHTB Common Stock.

     5.2(b). In the event the Closing Date does not occur within one (1) month after all required regulatory approvals are obtained, including the expiration of any applicable waiting periods, NHTB shall increase the consideration to be paid to holders of Landmark Common Stock by (1) accruing interest on the 40% cash component of the consideration to be paid to holders of Landmark Common Stock at a rate equal to the then current yield on the Bank Treasury Account and
(2) crediting the 60% stock component of the consideration to be paid to holders of Landmark Common Stock with any and all dividends declared on the NHTB Common Stock during such period.

     5.3. The selection process to be used by the Exchange Agent shall consist of such processes as shall be mutually determined by Landmark and NHTB, in a manner designed to select shareholders on a fair and equitable basis, and as shall be further described in the Election Form. On the Effective Date of the Merger, NHTB shall issue to the Exchange Agent the number of shares of NHTB Common Stock issuable and the amount of cash payable in the Merger. Upon completion of the allocation procedure described above, NHTB shall, if necessary, issue to the Exchange Agent any additional shares of NHTB Common Stock in exchange for cash or issue to the Exchange Agent any additional cash in exchange for NHTB Common Stock, as may be required to effect the conversion of Landmark Common Stock as contemplated hereby and by Section 5.6. Within five business days after the Election Deadline, the Exchange Agent shall distribute NHTB Common Stock and cash as provided herein. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of NHTB Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares for the account of the persons entitled thereto.




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     5.4. After the completion of the foregoing allocation, each holder of an outstanding certificate or certificates which prior thereto represented shares of Landmark Common Stock who surrender such certificates or certificates to the Exchange agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of NHTB Common Stock or the amount of cash into which the aggregate number of shares of Landmark Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement and, if such holder's shares of Landmark Common Stock have been converted into NHTB Common Stock, any other distribution theretofore paid with respect to the NHTB Common Stock issuable in the Merger, in each case without interest. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. Each outstanding certificate which prior to the Effective Date of the Merger represented Landmark Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the number of shares of NHTB Common Stock or the right to receive the amount of cash into which such Landmark Common Stock shall have been converted. After the Effective Date of the Merger, there shall be no further transfer on the records of Landmark of certificates representing Landmark shares and if such certificates are presented to Landmark for transfer, they shall be cancelled against delivery of certificates for NHTB Common Stock or cash as hereinabove provided. No dividends which have been declared will be remitted to any person entitled to receive shares of NHTB Common Stock under Section 5.2 until such person surrenders the certificate or certificates representing Landmark Common Stock, at which time such dividends shall be remitted to such persons, without interest.

     5.5. Certificates surrendered for exchange by any person who is an "affiliate" of Landmark for purposes of Rule 145(c) under the Securities Act of 1933, as amended, shall not be exchanged for certificates representing shares of NHTB Common Stock until NHTB has received the written agreement of such person contemplated by Section 4.9 of the Reorganization Agreement. If any certificate for shares of Landmark Common Stock is to be issued in a name other than that in which a certificate surrendered for exchange is issued, the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall affix any requisite stock transfer tax stamps to the certificate surrendered or provide funds for their purchase or establish to the reasonable satisfaction of NHTB or its agent that such taxes are not payable.

     5.6. Notwithstanding any other provision hereof, each holder of shares who would otherwise have been entitled to receive a fraction of a share of NHTB Common Stock (after taking into account all Certificates delivered by such holder) shall receive (by check from the Exchange Agent, mailed to the shareholder with the certificate(s) for NHTB Common Stock for which such holder is to receive pursuant to the Merger), in lieu thereof, cash in an amount equal to such fractional part of a share of NHTB Common Stock multiplied by the "market value" of such Common Stock. The "market value" of one share of NHTB Common Stock shall be the bid price of NHTB Common Stock on the National Association of Securities Dealers Automated Quotation System (as reported by the National Association of Securities Dealers Automatic Quotation System) on the last business day preceding the Effective Date. No such holder shall be entitled to dividends, voting rights or any other shareholder right in respect of any fractional share.

     5.7 Neither the Exchange Agent nor any party to this Agreement shall be liable to any holder of stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws. NHTB and the Exchange Agent shall be entitled to rely upon


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the stock transfer books of Landmark to establish the identity of those persons entitled to receive consideration specified in this Agreement, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Certificate, NHTB and the Exchange Agent shall be entitled to deposit any consideration represented thereby in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.

                                   ARTICLE 6.

                          EFFECTIVE DATE OF THE MERGER

     Articles of combination evidencing the transactions contemplated herein shall be delivered in accordance with applicable law. The Merger shall be effective at the time and on the date specified in such articles of combination (such date and time being herein referred to as the "Effective Date").

                                   ARTICLE 7.

                               FURTHER ASSURANCES

     If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Landmark, or otherwise carry out the provisions hereof, the proper officers and directors of Landmark, as of the Effective Date, and thereafter the officers of the Surviving Bank acting on behalf of Landmark, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

                                   ARTICLE 8.

                              CONDITIONS PRECEDENT

     The obligations of Bank, NHTB and Landmark to effect the Merger as herein provided shall be subject to satisfaction, unless duly waived, of the conditions set forth in the Reorganization Agreement.

                                   ARTICLE 9.

                                  TERMINATION

     Anything contained in the Plan of Merger to the contrary notwithstanding, and notwithstanding adoption hereof by the shareholders of Landmark, this Plan of Merger may be terminated and the Merger abandoned as provided in the Reorganization Agreement.






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                                  ARTICLE 10.

                                 MISCELLANEOUS

       10.1. This Plan of Merger may be amended or supplemented at any time prior to its Effective Date by mutual agreement of NHTB, Bank and Landmark. Any such amendment or supplement must be in writing and approved by their respective Boards of Directors and/or by officers authorized thereby and shall be subject to the proviso in Section 4.7(c) of the Reorganization Agreement.

       10.2. Any notice or other communication required or permitted under this Plan of Merger shall be given, and shall be effective, in accordance with the provisions of the Reorganization Agreement.

       10.3. The headings of the several Articles herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Plan of Merger.

       10.4. This Plan of Merger shall be governed by and construed in accordance with the laws of New Hampshire applicable to the internal affairs of Landmark, NHTB and the Bank.







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       IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement and Plan of Merger to be executed in counterparts by their duly authorized officers and their corporate seals to be hereunto affixed and attested by their officers thereunto duly authorized, all as of the day and year first above written.

                                 LANDMARK BANK

                                 By:  /s/ Paul P. Tierney
                                      ----------------------------------------
                                      Paul P. Tierney
                                      President and Chief Executive Officer

                                 NEW HAMPSHIRE THRIFT BANCSHARES, INC.

                                 By:  /s/ Stephen W. Ensign
                                      ----------------------------------------
                                      Stephen W. Ensign,
                                      President and Chief Executive Officer


                                 LAKE SUNAPEE BANK, fsb

                                 By:  /s/ Stephen W. Ensign
                                      ----------------------------------------
                                      Stephen W. Ensign,
                                      President and Chief Executive Officer






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